NEWS RELEASE
For  Immediate  Release                            Contact:  Raymond  Brandstrom
May  12,  2004                                         Chief  Financial  Officer
                                                           (206) 298-2909

                     EMERITUS REPORTS FIRST QUARTER RESULTS

SEATTLE, WA, May 12, 2004 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced a first quarter 2004 net loss to common shareholders of $3.5 million, or 34 cents per share, compared to a net loss of $2.3 million, or 22 cents per share, for the first quarter 2003. Included in the first quarter 2004 net loss was a $794,000 charge related to the Company's equity losses in its investment in a limited liability entity that owns Alterra Healthcare.

Total revenue for the quarter increased $19.4 million to $66.5 million for the first quarter. The majority of this increase came from the acquisition of 40 communities occurring in May 2003, September 2003, and December 2003. Operating expenses increased to $65.4 million for the first quarter 2004, an increase of $20.9 million from the same quarter last year, primarily from acquisitions and an increase in facility lease expense from the sale/leaseback of 4 communities in August 2003. Income from operations decreased $1.6 million from the prior year quarter to $1.1 million for the quarter.

Interest expense increased by $519,000 to $3.8 million for the quarter due to the acquisition of 5 communities in December 2003 combined with additional leasehold interest debt from the refinancing of 3 communities in July of 2003 offset by a net decrease in Interest expense from the sale/leaseback of 4 communities in August of 2003. Other, net decreased to an expense of $66,000 primarily from the equity losses related to the Company's investment in Alterra Healthcare offset by amortization of deferred Emeritrust gains from the restructured Emeritrust agreements in 2003 and the sale/leaseback transactions discussed above. Preferred Stock dividends decreased $950,000 to $920,000 for the quarter primarily from the retirement of the Series A preferred stock in July and August 2003.

Other  First  Quarter  Highlights:
-     Acquisition  of  5  assisted  living  communities  in  December
-     Lease  acquisition  of  8  previously  managed  communities  in  December
-     Lease  acquisition  of  8  Alzheimer  communities  on  April  1,  2004
-     Lease  acquisition  of  9  previously managed communities on April 1, 2004
- Establishment of a long-term liability insurance captive program to contain liability insurance costs

Same  Community  Results
Emeritus operated 84 Same Store Communities for the first quarter of both 2004 and 2003. Community Operating Income improved $513,000 to $15.9 million from $15.4 million for the same quarter last year. Facility Lease expense increased $1.1 million primarily due to the refinancing of 7 properties in July and August 2003. Interest expense decreased $379,000 from the net effect of reduced mortgage interest from the sale/leaseback of 4 communities in August of 2003 offset by increased leasehold interest expense related to these same communities and the 3 communities refinanced in July of 2003. Operating income after interest expense for the first quarter was $2.6 million for both years.

ABOUT  THE  COMPANY
Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living. Emeritus places an emphasis on personal care services to provide residents with assistance during the aging process. Emeritus currently holds interests in 182 communities representing capacity for approximately 18,500 residents in 34 states. Emeritus's common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of the Emeritrust I communities since our management agreements for those communities could be terminated on short-term notice. While we believe that the arrangements with our Emeritrust I communities will continue, we cannot guarantee that they will and thus, we could lose the management fee revenue from these communities. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission
(SEC), including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.




                            EMERITUS ASSISTED LIVING
                 Condensed Consolidated Statements of Operations
                                   (unaudited)
                  (In thousands, except per share information)

                                                        Quarter Ended
                                                          March 31,
                                                      ------------------
                                                        2004      2003
                                                      --------  --------
Revenues:
   Community revenue . . . . . . . . . . . . . . . .  $64,903   $44,080
   Management fees . . . . . . . . . . . . . . . . .    1,633     3,097
                                                      --------  --------
          Total operating revenues . . . . . . . . .   66,536    47,177
                                                      --------  --------

 Expenses:
  Community operations . . . . . . . . . . . . . . .   42,456    28,646
  General and administrative . . . . . . . . . . . .    6,232     5,404
  Depreciation and amortization. . . . . . . . . . .    2,063     1,846
  Facility lease expense . . . . . . . . . . . . . .   14,691     8,604
                                                      --------  --------
           Total operating expenses. . . . . . . . .   65,442    44,500
                                                      --------  --------
            Income from operations. . . . . . . .. .    1,094     2,677

Other income (expense):
  Interest income. . . . . . . . . . . . . . . . . .      153       156
  Interest expense . . . . . . . . . . . . . . . . .   (3,793)   (3,274)
  Other, net . . . . . . . . . . . . . . . . . . . .      (66)       48
                                                      --------  --------
          Net other expense  . . . . . . . . . . . .   (3,706)   (3,070)
                                                      --------  --------

          Net loss  . . . . . . . . . . . . . . . . .  (2,612)     (393)

Preferred stock dividends. . . . . . . . . . . . . .     (920)   (1,870)
                                                      --------  --------
           Net loss to common shareholders. . . . . . $(3,532)  $(2,263)
                                                      ========  ========

 Loss per common share:
     Basic and diluted . . . . . . . . . . . . . . .  $ (0.34)  $ (0.22)
                                                      ========  ========

 Weighted average common shares outstanding:
     Basic and diluted . . . . . . . . . . . . . . .   10,310    10,247
                                                      ========  ========


                            EMERITUS ASSISTED LIVING
                   Same Community Statements of Operations (1)
                                   (unaudited)
                                 (In thousands)

                                            Quarter Ended
                                              March 31,
                                        ---------------------
                                           2004       2003
                                         ---------  ---------

Revenue                                   $45,132    $44,057
Community operating expenses             (29,212)   (28,650)
                                         ---------  ---------
Community operating income                15,920     15,407

Depreciation & amortization               (1,448)    (1,613)
Facility lease expense                    (9,661)    (8,595)
                                         ---------  ---------
Operating income                           4,811      5,199

Interest expense, net                     (2,212)    (2,591)
                                         ---------  ---------
Operating income after interest expense   $2,599     $2,608
                                         =========  =========


(1) Same Communities represent those communities that have been and are expected to continue to be operated by the Company on a comparable basis since January of 2003. Results exclude corporate general and administrative costs.